Exhibit 99.1

The RealReal Appoints E-Commerce and Digital Executive John E. Koryl

as CEO and Board Member

SAN FRANCISCO January 25, 2023 – The RealReal, Inc. (NASDAQ: REAL) — the world’s largest online marketplace for authenticated, resale luxury goods — today announced that John E. Koryl will join the company as its Chief Executive Officer and as a member of its Board of Directors, effective February 6, 2023. The company’s Co-Interim Chief Executive Officers, Rati Sahi Levesque and Robert Julian, will remain with the company as President and Chief Operating Officer and Chief Financial Officer, respectively.

“We are excited to have John join The RealReal at this important point in the company’s evolution,” said Rob Krolik, The RealReal’s Lead Independent Director. “He has extensive experience as an e-commerce and omnichannel executive driving operational excellence and profitability. This experience, combined with his proven track record of successfully developing and growing online businesses, make him the right person to lead The RealReal.”

Koryl has deep executive management experience in developing and implementing operational efficiencies for supply chain, e-commerce and digital strategies, at scale. He most recently served as President, CTC Digital, at Canadian Tire Corporation, Limited (“CTC”), where he was responsible for transforming CTC’s digital experiences, and previously, led the Digital Strategy Team as CTC’s Senior Vice President, Retail Strategy & Performance. Prior to joining CTC, Koryl helped modernize Neiman Marcus’ omnichannel experience as President, Stores and Online, and President, Neiman Marcus Direct. In his new role at The RealReal, Koryl will be hyper-focused on streamlining the company’s operations to improve overall client experience, achieve cost savings, and lead the company to profitability.

“I’m thrilled to be joining The RealReal at such a pivotal time for the brand,” said Koryl. “As the leader in luxury resale and as the pioneer in transforming the consignment experience, The RealReal has significant opportunity to capture even more market share in the quickly evolving and fast-growing resale industry. I look forward to working with this innovative, cutting-edge team to continue growing the circular economy and driving efficiencies to fast track profitability.”

Co-Interim CEOs, Rati Sahi Levesque and Robert Julian, assumed their interim positions in June 2022. Effective February 6, 2023, Levesque will continue as President and Chief Operating Officer leading the company’s operational strategies, and Julian will continue as Chief Financial Officer leading profitability initiatives.

“On behalf of the Board, I would like to thank Rati and Robert for their outstanding leadership as Co-Interim CEOs during this transitional period. I look forward to their continued contributions to The RealReal and seeing this team of impressive leaders drive the company forward,” said Rob Krolik.

Koryl holds a Bachelor of Arts degree in Psychology and Computer Applications from the University of Notre Dame. Koryl also completed the Stanford Executive Education Program at Stanford University’s Graduate School of Business.

For more information, visit Investor.TheRealReal.com.

About The RealReal Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 30 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 19 retail locations, including our 16 shoppable stores, customers can sell, meet with our experts and receive free valuations.

Press Contact:

Laura Hogya

Laura.Hogya@TheRealReal.com